Exhibit 4.1

                                 AMENDMENT NO. 1

                                       TO

                                RIGHTS AGREEMENT

     This Amendment No. 1 to Rights Agreement (this "Amendment") is dated as of October 17, 2001 among VINA TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY, a New York corporation (the "Rights Agent"), with reference to the following:

     A. The Company and the Rights Agent entered into that certain Rights Agreement dated as of July 25, 2001 (the "Agreement") in order to implement a shareholder rights plan as more fully described therein.

     B. The Company desires to amend the Agreement in certain respects in order to permit Sierra Ventures V, L.P. and Sierra Ventures VI, L.P (or any of their affiliates) to purchase additional shares of Common Stock of the Company without triggering the occurrence of the Distribution Date (as defined in the Agreement).

     C. Under the Agreement, the Company and the Rights Agent may amend the Agreement, at any time prior to the Distribution Date, which has yet to occur.

     NOW, THEREFORE, pursuant to Section 27 of the Agreement, the Company and the Rights Agent hereby amend, effective upon the date hereof, the definition of the term "Acquiring Person" set forth in Section 1(a) of the Agreement such that
Section 1(a)(ii)(F) of the Agreement shall read in its entirety as follows:

                                    "(F) Sierra Ventures V, L.P. and Sierra
                  Ventures VI, L.P. (referred to collectively with their Affiliates and Associates as "Sierra"), so long as Sierra is not the Beneficial Owner of a percentage of the outstanding shares of Common Stock that is greater (by more than one percent (1%) of the outstanding shares of Common Stock) than
                  (1) the percentage of the outstanding shares of Common Stock represented by the sum of (x) the shares as to which Sierra has Beneficial Ownership on July 25, 2001, plus (y) the shares as to which Sierra obtains Beneficial Ownership, pursuant to the transactions described in that certain Securities Purchase Agreement, dated October 17, 2001, entered into by the Company and each of the "Investors" named therein and that certain Agreement and Plan of Merger, dated October 17, 2001, by and between the Company and MOS Acquisition Corporation, or (2) such lesser percentage as to which Sierra has Beneficial Ownership following any transfer of securities by Sierra after July 25, 2001 (except that this clause (F) shall pertain only until such time as Sierra has Beneficial Ownership of less than twenty percent (20%) of the outstanding shares of Common Stock); provided, that any shares of Common Stock Beneficially Owned by one or more officers or directors of the Company where (x) such officers or directors are also included within the term "Sierra" and (y) such shares of Common Stock were distributed directly by the Company to such officers or directors as equity based compensation, shall be excluded from the calculation of the Beneficial Ownership of Sierra for purposes of the definition of "Acquiring Person" if the inclusion of such shares of Common Stock in such calculation, by itself, would otherwise cause Sierra to be an Acquiring Person; and"

     This Amendment may be executed in any number of counterparts, each which shall be deemed an original, and all of this together shall constitute one instrument.


     IN WITNESS WHEREOF, this Amendment is executed as of the date first written above.

                           VINA TECHNOLOGIES, INC.


                           By:     /s/  Stanley E. Kazmierczak
                                  --------------------------------
                           Name:  Stanley E. Kazmierczak
                                  --------------------------------
                           Title: Chief Financial Officer
                                  --------------------------------



                           AMERICAN STOCK TRANSFER AND TRUST COMPANY

                           By:    /s/  Herbert J. Lemmer
                                  -------------------------------------
                           Name:  Herbert J. Lemmer
                                 ----------------------------------
                           Title: Vice President
                                  ---------------------------------